EXHIBIT 99.2

Third Quarter Fiscal 2003 Conference Call Prepared Remarks

July 22, 2003, 7:30 a.m. CT

Jennifer Rice, Investor Relations:

Good morning and thank you for joining us.

On the call today are Dale Gifford, Hewitt’s Chairman and CEO, and Dan DeCanniere, Hewitt’s CFO.

Before I turn the call over to Dale and Dan, let me highlight that when we discuss revenues, we are referring to net revenues. And, during this call, we’ll discuss Core results. Core is a non-GAAP measure and is defined by excluding amortized compensation expense related to our one-time, IPO-related grant of restricted stock to employees.

You’ll recall we report this measure primarily to provide a better understanding of our underlying operating performance. Our GAAP results for periods prior to our incorporation appropriately did not include compensation for the owners or corporate taxes, while in Core earnings, estimates of owner compensation and income taxes have been deducted in all reported periods. Please refer to our Web site to obtain a copy of our press release that contains a full reconciliation of results to GAAP.

In addition, on this call we may make forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties. Actual results may differ materially. Please refer to our earnings release for more information on risk factors that could cause actual results to differ.

At the conclusion of the call we’ll conduct a question and answer session. During the Q&A session we ask that you please limit yourself to one question … out of courtesy to others.

Now I’ll turn it over to Dale.

Dale Gifford, Chairman and CEO:

Thank you, Jennifer, and good day, everyone.

We’re pleased to report that total Company revenues increased 15% in the third quarter. On a comparable basis, or adjusting for the effects of acquisitions and favorable foreign currency translations, total Company revenue growth was 5%.

Core earnings increased 9% to $29.7 million. On a per-share basis, core earnings were 30 cents in the quarter. Across the board, our performance was within our expectations.

Turning to our segment results and beginning with Outsourcing…Outsourcing revenues increased 10% during the quarter. Excluding the modest revenues from the Northern Trust and Cyborg transactions—which were completed in June, Outsourcing revenue growth was 8%. This growth was primarily driven by the addition of new benefits outsourcing clients as well as the addition of revenue from our new broader HR outsourcing solution.

Turning to participant counts…As of the end of the quarter we were providing services to 16.6 million end-user benefits participants. Just to clarify, this number does not include broader HR or payroll—since these two components of our overall Outsourcing business are relatively small today. The 16.6 million benefits participants is an increase of 22% from the 13.6 million benefits participants we were serving at the end of the prior year quarter. Approximately 1.7 million of the current year participants were the result of the Northern Trust transaction.

A breakdown of the 16.6 million participants by benefits service is as follows: 5.7 million Health & Welfare participants, which compares to 5.5 million in the year-ago quarter; 5.2 million Defined Benefit participants compared to 4.3 million a year ago; and 5.7 million Defined Contribution participants compared to 3.7 million a year ago. The large jump here is due primarily to the Northern Trust transaction.

In terms of backlog, and again, this is specific to just the benefits piece of our Outsourcing business. We are currently implementing a number of clients and expect to bring approximately 450,000 net participants on line during the fourth quarter. About three-quarters of these participants are Health & Welfare. Looking into next fiscal year, including wins over the last three months, we already have more than 1 million benefits participants in backlog for fiscal 2004. And nearly one-half of these participants are Health & Welfare.

Let me give a few examples of benefit service wins that occurred during the quarter: A three benefits-services for a national food company; two-benefit services for two companies—a supplier to the transportation industry and the U.K. subsidiary of a global pharmaceutical firm; and a number of single-benefit services for companies across all three of our benefits services, including a very large H&W outsourcing client.

While we don’t have any new broader HR outsourcing client wins to report this quarter—excluding payroll, which we’ll talk about in a moment—since the inception of our broader HR outsourcing solution about 16 months ago, we’ve been hired by four clients. So we’ve had strong early traction in this business.

We continue to have strong interest in our broader HR outsourcing service offering and we get positive feedback on our model from clients and prospects. The addition of our own payroll solution further strengthens our offering.

As I outlined at the time we announced the Cyborg acquisition, payroll is a central element of HR processing—one that is intimately linked to benefits and most other HR processes. We now have an immediate payroll solution that meets the needs of our large employer clients. Furthermore, we’ll be able to leverage the HRMS and payroll technology for our broader HR outsourcing solution.

We’re pleased to report that since the close of the acquisition last month, we have already won two payroll processing clients. One of the new payroll clients is an existing Outsourcing client of Hewitt and the other is a company Hewitt did not previously have a relationship with but was a prospect of Cyborg. These are great examples of our overall growth strategy of expanding relationships with existing clients and gaining new clients. We are very pleased with both of these wins – especially given how quickly they occurred following the acquisition. As was the case with these two new payroll processing clients, our target market is the larger employer. That is where our expertise lies and where market opportunity exists since more than 2/3 of employers with more than 5,000 employees are still using an in-house payroll solution.

As we’ve noted before, the new business we’re winning demonstrates the strength of our overall service offering, the significant cross-selling opportunities we have with our existing client base, and the significant opportunity we have to further penetrate our large and still under-penetrated markets. The Bacon & Woodrow acquisition of a year ago and the recent Northern Trust and Cyborg transactions further strengthen our positioning and our growth opportunities.

Another reinforcement of the significant growth opportunity is the strong pipeline activity we continue to see. We currently have outstanding proposals for more than 80 benefits outsourcing services representing approximately 2.7 million participants. And while we won’t win all of these, factoring in our strong win rate and leading market position, we would expect to convert a substantial number of these into ongoing revenues over the next 24 months.

Turning to Outsourcing margins…on a comparable basis—or adjusting for owner compensation expenses in the prior year, Outsourcing margins were down very modestly year-over-year. Our scale and ongoing cost-savings initiatives—which I’ll discuss in a moment—as well as lower performance-based compensation, have enabled us to absorb most of the P&L effect of the investments we are making in our broader HR service offering.

We continue to see a strong growth opportunity in this broader HR outsourcing market—beyond just benefits and payroll—and therefore are continuing to make investments to build out this service offering. The P&L effect of these investments so far has been in the neighborhood of 1-2% of total Company revenue.

In many ways this period is like the mid-90’s was for building our benefits outsourcing business. However we think the longer-term opportunity here is even greater than in benefits because this encompasses a broader range of HR activities. Therefore, the potential for per-participant revenue will be multiples of what we receive today for a multi-service benefits client. And, we’re able to leverage many of our past benefits outsourcing investments to help facilitate the building of this broader HR outsourcing business.

Next year we expect the P&L effect of these investments to continue to be in the neighborhood of 1-2% of total Company revenues, and expect the overall investment to increase to about 3% of revenues, including capitalized costs. So you won’t be seeing the full effect of this ramp up on the bottom line. That’s because during this third quarter we reached a critical point in the development of our broader HR Outsourcing business. We now have a greater line of sight into the longer-term business and client profitability – so we have begun to account for the implementations of new broader HR clients consistent with our established approach for our benefits outsourcing clients. That means we will be deferring a portion of the set-up costs—the direct implementation costs—and amortizing them over the life of the contracts.

Prior to this quarter we were expensing all costs related to building out this business as well as the costs of implementing new clients. In the third quarter we began to defer roughly half of the costs related to implementing new clients, and as before, we continue to defer all set-up revenue over the ongoing service period of our clients’ long-term contracts. As we begin to capitalize a portion of the set-up costs, it demonstrates that we are meeting our interim profitability targets and timelines.

We continue to think these are the absolutely the right investments to be making. They are creating greater revenue generating potential for our business longer-term, which, in turn, will drive greater profits. We think the healthiest way of growing the bottom line is via the top line.

Despite how well we’ve been able to absorb this investment spending, it is still our goal to drive margin improvement in our existing Outsourcing business—as we have done for the past several years. Moreover, we continue to believe that there is significant margin opportunity left in this business. Given our scale and leadership position, we believe we are in the best position in our industry to find and to implement ways to provide services even more efficiently and to continue to drive margin expansion.

As I said last quarter, we are constantly working to take costs out of our business—all the while focused on continuing to provide superior services to clients. Now we are working harder than ever on cost efficiencies. Doing so not only enables us to fund some of the investments we are making, but also enables us to provide a more compelling, lower cost solution to clients.

Let me give you just three examples of steps we have taken to reduce our ongoing delivery costs. First, we have significantly increased the number of plan participants serviced by an individual customer service associate. Because of the investments we have made in improving our self-service interfaces and the decision support tools for participants, we have increased the number of transactions or questions that are handled over the Web (or in some cases through our interactive voice response system). We have also invested in additional call center forecasting and routing technologies. As a result of these investments, we’ve been able to reduce the volume of inquiries or transactions that are handled by our customer service associates and we’ve increased call center efficiencies. In fact, we have increased the number of participants served by a single customer service associate by 15% over the last year. As a result of these changes and uses of technology, this fall we expect to have approximately 30% fewer temporary customer service associates during the open enrollment season than in fiscal 2002, while still providing the same high-level and quality services.

Another example is our effort to streamline our implementation process. We are in a multi-year initiative to reduce our cost of implementations by as much as 65-to-75%. We are making solid progress on this initiative. There is a shorter implementation time for defined contribution, so this is where we have the most data points today. So far, for the DC clients we have implemented this year, our implementation costs are down nearly 40%. Overall, while individual client situations may vary depending on how complex their plans are, we expect to see similar cost improvements in our Health & Welfare and defined benefit plans as more of these implementations cycle through in the near future.

The third example is our establishment of a center in India. We plan to have 500+ Hewitt associates added to that center over the next 15 months. Most of these jobs are in outsourcing and technology, and are in addition to the approximately 200 associates—which includes some of our own associates as well as those of strategic business partners—that we have there today supporting our business outside of India.

These are just a few examples of actions we are taking as part of an overall ongoing effort to improve our cost structure for the longer term. We expect the majority of the financial impact from these initiatives to be seen in fiscal 2005 and beyond. In the short-term, the savings from these actions will help fund: 1)investments in our broader HR outsourcing business; 2) the start-up and transition costs for our center in India; 3) the integration of the Northern Trust business, which includes converting the clients to Hewitt’s more robust technology platform; and 4) the integration of Cyborg.

The fourth quarter will see the biggest impact year-to-date from these factors. For the full fiscal 2003 year, we expect margins to be in the neighborhood of about 18% for the Outsourcing segment. This does not reflect the margin improvement we expect to see in other parts of the business, including both our consulting segment as well as our unallocated shared services.

In terms of Outsourcing revenue growth for the year—our forecast remains unchanged from what we told you last quarter—that is 8-to-10% growth, or 7-to-8% excluding the impact of the Northern Trust and Cyborg transactions.

Turning now to our Consulting business…Consulting revenues increased 25% in the quarter. Adjusting for acquisitions and favorable foreign currency translations, Consulting revenues on an organic basis were roughly even with the prior year quarter.

This performance was within our expectations. Most areas of our consulting business continued to perform well, but this was unfortunately offset by lower revenues in discretionary consulting projects as the prolonged economic softness has continued to inhibit spending for our corporate clients.

Our retirement plan consulting business saw high-single-digit-growth—driven largely by strong growth in Europe. Health benefit plan consulting generated low-double-digit revenue growth—even on top of a tough comparison of near 20% growth in the prior-year quarter. But, our Talent and Organization Consulting business was down in the mid-to-high teens.

Consulting margins were down year-over-year in the quarter after seeing strong year-over-year improvement in the first six months, when we were benefiting from the inclusion of Bacon & Woodrow’s results as well as improvements in both retirement and health management plan consulting. In the third quarter consulting margins declined about 5½ percentage points due primarily to significantly lower margins in our talent and organization consulting business, and over $3 million in charges for severance and claims expense.

In terms of the lower margins in our talent and organization consulting, over the past year-and-a-half we have taken actions to reduce the headcount in this area to better align staffing levels with the lower demand for these more discretionary services, including additional reductions in June. As a result, by the end of our fiscal year, our talent and organization headcount is expected to be down more than 30% in North America, and nearly 20% globally since the beginning of fiscal 2001. Because of these actions, as well as other cost-savings initiatives we are working on the consulting side of our business, and the positive impact of Bacon and Woodrow on the bottom line, we expect Consulting margins to finish the year north of 18%. That’s with expected revenue growth for the year of just over 20%. This margin improvement is again at the Consulting segment level, and therefore before the improvement we expect to see in our unallocated shared service costs.

In total, for fiscal 2003, we continue to expect total Company revenue growth in the range of 13-to-16%, or 12-to-14% excluding the effects of the Northern Trust and Cyborg transactions. In terms of the bottom line, we continue to expect core earnings growth to be in excess of 16%. Again, due to the higher share count in the current year, core earnings-per-share growth will be lower than core earnings growth.

We are in the midst of our budgeting process for fiscal 2004. However, in anticipation of a likely secondary offering—which Dan will discuss shortly—we wanted to give you an indication of our current expectations for fiscal 2004. Next year we are forecasting total Company revenue growth to be about 8-to-11%. Acquisitions account for about 4 percentage points of this growth.

This is comprised of 10-to-12% revenue growth in Outsourcing (about half of this is acquisition-related growth) and 7-to-9% revenue growth in Consulting. On this revenue growth, we are targeting core earnings per share in the low $1.30’s. We are not assuming any significant change—plus or minus—as we do our planning and budgeting.

At this point, I am going to turn the call over to Dan so he can walk through a few more of the financial details.

Dan DeCanniere, CFO

Thank you Dale.

My comments will be fairly brief as Dale shared many of the details about the quarter as well as our expectations going forward. So I’ll once again clarify the differences between our GAAP results and Pro Forma and Core results.

As many of you are aware, in addition to GAAP, we are required to report Pro Forma results for last year under SEC rules for public registrants who meet certain criteria. We also assess our underlying business results on what we call “core earnings”—a non-GAAP financial measure. On a year-over-year basis, CORE earnings will give you the best sense of what we believe true operating results looked liked in the quarter. This is important because of differences in accounting for our results while a limited liability company compared to the accounting requirements as a corporation.

Because this quarter we passed the one year anniversaries of our incorporation and the acquisition of Bacon & Woodrow, the only difference from core earnings and reported earnings going forward is that Core will continue to exclude the amortization for the one-time, IPO-related grant of stock. The remaining amortization will occur over about the next 12 quarters and will be about $5 million each quarter before tax, or about $3 million after tax.

In reporting core earnings, we assumed in historic periods that the Company’s incorporation occurred at the beginning of fiscal 2002 and therefore included owner compensation and corporate income taxes for the full periods. Core earnings also assume that the shares issued in connection with the IPO-related grant were considered outstanding from the beginning of both years. And, CORE earnings include the effects of the acquisition of Bacon & Woodrow after the date of the transaction.

As a reminder, we expect to continue to report GAAP, prior-year Pro Forma, and CORE earnings results going forward. However, we have decided not to include CORE earnings as part of our 10-Q and 10-K filings in light of new SEC guidelines. For the third quarter, Core earnings met our guidance, increasing 9% to $29.7 million, compared to $27.2 million in the prior year. On a per-share basis, core earnings in the current year quarter were 30 cents per diluted share versus 34 cents in the prior year. Recall that we have a higher weighted average share count in the current year.

Reconciling our reported operating results to core operating results, I’ll give you the details by segment—beginning with Outsourcing…Reported Outsourcing segment income before unallocated shared service costs was $59.6 million—an operating margin of 19.6%. This compared to operating income of $55.9 million, or a 20.2% margin, in the prior-year quarter. These prior-year figures include estimated additional owner compensation expense of approximately $5.4 million.

Turning to Consulting, consulting segment income, before unallocated shared service costs, was $36.4 million in the second quarter, a margin of 19.1%. This compared to operating income of $37.7 million, or a 24.7% margin, in the prior-year quarter, including estimated owner compensation expense of approximately $14.3 million. As Dale mentioned, we did have about $3 million of unusual costs. But even adjusting for these charges margins were down and it was due to lower margins in our talent and organization consulting business.

Turning to unallocated shared service costs…As you know, we operate many of the administrative and marketing functions of the business through the use of centralized shared service operations to provide an economical and effective means of supporting both the Outsourcing and Consulting businesses. The expenses of the administrative and marketing functions are not allocated to the business segment; rather, they are included in unallocated shared costs.

For the third quarter, unallocated shared service costs were $41.9 million. In the prior year, on a comparable basis, including estimated owner compensation expense of $7.1 million, unallocated shared service costs would have been $43.5 million. As such unallocated shared service costs as a percentage of revenues decreased from 10.1% to 8.5% in the current year. The decrease in costs as a percentage of revenues was a result of increased economies of scale and leverage of these services, as well as lower corporate overhead expenses.

All in, total Company operating income was $54.1 million. This compares to $50 million on a comparable basis in the prior year. On this basis, operating margin declined, to 10.9% from 11.6%. This decline resulted primarily from the lower consulting margins, and to a lesser extent lower outsourcing margins due to the investment spending in broader HR outsourcing.

Finally, turning to balance sheet and cash flow. We expect to file our 10-Q next week, so the following numbers are preliminary:

Cash at the end of the quarter was $163 million. Client receivables and WIP totaled $418 million, and advanced billings to clients were $85 million. Operating cash flow for the quarter was just about $100 million, which is up from the prior-year quarter after adjusting for owner compensation and corporate income taxes. CAPEX for the quarter was about $15 million, and Depreciation & Amortization were $30 million.

And, finally, as you know, we recently filed an S-1 registration statement with the SEC which will allow us to proceed with a secondary offering, as planned at the time of the IPO. We would expect to complete this in the next several weeks—market conditions permitting.

Now, at this point I’ll ask the operator to begin the Question and Answer period.

Operator…

Q&A Session

Dale Gifford, Chairman and CEO:

In conclusion, I just want to reiterate that I feel great about the long-term prospects for our business.

We have a strong foundation on which to build and sound strategies to help drive future growth.

We’ll continue to invest for the long-term—just as we have for the past 62 years—and we’ll continue to find ways to expand our service offerings, broaden our client base, and drive efficiencies across the entire business.

With that in mind, I want to thank you all for joining us today.